Exhibit_99.1

For further information, contact:

Danial J. Tierney, Executive Vice President

Office:  (503) 257-8766, Ext. 279

Fax:  (800) 754-6187 / E-mail:  dantierney@trm.com

TRM Announces Sale of an Additional 675,000 Shares of its Common Stock.

Company to Receive Additional Net Proceeds of $7.0 Million.

Portland, Oregon: 23 September 2004 — TRM Corporation (NASDAQ – “TRMM”) announced today that the underwriters of its previously announced public offering of common stock have exercised in full the overallotment option granted them in connection with TRM’s recent offering.  As a result, TRM has issued to the underwriters an additional 675,000 shares of common stock at $11 per share, bringing the total shares sold under the offering to 5,175,000 and resulting in total net proceeds to the company of approximately $52.8 million.

About TRM

TRM Corporation is a leading consumer services company that provides convenience ATM and photocopying in high-traffic retail environments. TRM’s customer base includes over 25,000 worldwide locations, including the United States, the United Kingdom and Canada.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth.  Additional information on these factors, which could affect our financial results, is included in our SEC filings.  Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

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